Exhibit 99.1

Contacts:

Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com
Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE PROVIDES UPDATED 2003 FINANCIAL GUIDANCE

BRISBANE, Calif., June 11, 2003 – InterMune, Inc. (Nasdaq: ITMN) announced today that the Company estimates second quarter 2003 Actimmune® (interferon gamma-1b) product sales will be in the range of $30 to $33 million.  As a result, the Company has revised its full-year 2003 revenue guidance, which was stated in its April 29, 2003 press release.  For Actimmune product sales, full-year guidance was revised from $160-$180 million to $135-$150 million and, for total product revenue, full-year guidance was revised from $170-$195 million to $145-$165 million.  Although the Company is reevaluating ongoing operating expenses, operating expense guidance for the full-year 2003 remains as projected on April 29, 2003.

In a separate release, the Company also announced positive results from a second Phase III clinical trial of oritavancin in complicated skin/skin-structure infections.  The Company will hold a conference call to discuss its revised 2003 financial guidance and the oritavancin clinical trial results tomorrow morning at 8:30 a.m. EDT (details provided below).

The Company’s updated guidance is based on current assessments of underlying demand in the first half of 2003, changes in customer inventory levels and a correction of the Company’s April 29th projection of approximately 3,300 patients on Actimmune therapy as of the end of the first quarter down to approximately 2,900 patients on Actimmune therapy during the first quarter.   The Company believes that demand for interferon gamma-1b will strengthen throughout the remainder of the year based on recently reported clinical data.

“Actimmune product sales for the first quarter 2003 remain unchanged at $37.9 million, as reported,” said Scott Harkonen, President and CEO of InterMune. “With positive data presented at ATS and growing physician awareness about the diagnosis of idiopathic pulmonary fibrosis (IPF), we remain optimistic about the future of interferon gamma-1b.”

Last month at the 99th International Conference of the American Thoracic Society (ATS) in Seattle, InterMune and investigators reviewed a final primary data analysis from InterMune’s Phase III randomized, placebo controlled, double-blind trial evaluating interferon gamma-1b therapy in patients with IPF, as well as exploratory analyses from a follow-up observation period and additional follow-up survival data (from time of randomization through May 5, 2003) in which a survival benefit continued to be observed in patients initially randomized to receive treatment with interferon gamma-1b (30% relative reduction in risk of death; p = 0.07).  Separately, European investigators presented results from an interim analysis of an independent randomized controlled clinical trial in which a statistically significant survival benefit (p = 0.01) was observed in IPF patients treated with interferon gamma-1b.

“A survival benefit has now been observed in three out of three randomized, controlled clinical trials with interferon gamma-1b.  Interferon gamma-1b has also been shown to be very well tolerated in over a dozen years of clinical use,” said James E. Pennington, M.D., InterMune’s Executive Vice President of Medical and Scientific Affairs.  “We believe that the May 5th follow-up data are consistent with previously observed survival observations.  We look forward to meeting with the FDA this year to discuss all the existing data and refine our plans for an additional survival trial.”

Conference Call Details

The Company’s management will host a conference call on June 12, 2003 at 8:30 a.m. (EDT) to discuss its revised 2003 financial guidance and its positive phase III clinical trial results for oritavancin.  Interested investors and others may participate in the conference call by dialing 1-888-799-0528 (domestic) or 706-634-0154 (international).  A telephone replay of the conference call will be available through Monday, June 16, 2003.  To access the replay, please dial 1-800-642-1687 (domestic) or 706-645-9291 (international) and reference conference ID# 1215756.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary, infectious and hepatic diseases.  For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation statements related to future financial guidance and performance, product sales and revenue, product demand, optimism about the future of interferon gamma-1b, estimated number of patients on Actimmune therapy and clinical trial plans.  All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-Q report filed with the SEC on May 14, 2003, and other periodic reports (i.e., 10-K and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the above forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements above are subject to the risks and uncertainties that include, without limitation, those associated with: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) regulation by the FDA with respect to InterMune’s communications with physicians; (iii) the successful marketing of Infergen for chronic hepatitis C infections; (iv) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; and significant regulatory, supply, intellectual property and competitive barriers to entry; (v) an increase in Infergen and Amphotec/Amphocil sales; (vi) significant competition; (vii) budget constraints; (viii) the inherent variability and complexity involved in projecting accurate patient estimates; (ix) the FDA not approving an additional survival trial; and (x) the risks and other factors discussed in detail in the 10-Q report filed with the SEC.

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